Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Gaxos.AI, Inc. of our report dated March 17, 2026 on the consolidated financial statements of Gaxos.AI, Inc. as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

August 21, 2026